UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2022

Lamb Weston Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-37830	61-1797411
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 S. Rivershore Lane
Eagle, Idaho	83616
(Address of principal executive offices)	(Zip Code)

(208) 938-1047
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	LW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 18, 2022, Ulanqab Lamb Weston Food Co., Ltd. (“LW Ulanqab”), a limited liability company incorporated under the laws of the People’s Republic of China (the “PRC”) and a wholly-owned subsidiary of Lamb Weston Holdings, Inc. (the “Company”), entered into a Facility Agreement (the “Facility Agreement”) with the financial institutions party thereto and HSBC Bank (China) Company Limited, Shanghai Branch, as the facility agent (the “Facility Agent”), providing for an RMB 1,079,000,000 (approximately USD 170,579,110 equivalent as of February 18, 2022 based on prevailing exchange rates on that date) term loan facility (the “Term Loan Facility”). The Term Loan Facility will be used for fixed asset investments in the PRC and matures on February 18, 2027.

Borrowings under the Term Loan Facility may be made through and including February 18, 2024 (the “Initial Availability Period”); provided, that, if LW Ulanqab has borrowed a principal amount equal to at least 50% of the commitments available under the Term Loan Facility by the Initial Availability Period, additional borrowings may be made through and including February 18, 2025. Borrowings under the Facility Agreement bear interest at the prime rate for five-year loans published by the PRC National Interbank Funding Center plus 0.30%.

The Term Loan Facility requires amortization repayments, commencing on the earlier of (x) the date that is 36 months after the initial borrowing or (y) the date that is 6 months after the completed Project (as defined in the Facility Agreement) begins to generate cash flow, and in quarterly installments thereafter beginning on the date that is 39 months after the initial borrowing, with the remaining principal balance payable on the maturity date (in each case, subject to adjustment for prepayments). LW Ulanqab’s payment obligations under the Term Loan Facility are unconditionally guaranteed by the Company.

The Term Loan Facility contains covenants that are standard for credit facilities originated in the PRC, including, among others, covenants with regards to mergers and consolidations and asset sales, and is subject to acceleration upon various events of default, including, among others, the failure to observe certain stated covenants under the Term Loan Facility, the acceleration of the Company’s obligations under its senior secured credit facility with Bank of America, N.A. and certain bankruptcy related events.

General

The Facility Agreement is prepared in Chinese and English, with the Chinese version of the agreement prevailing in the event of any conflicts between the translations. A copy of the English version of the Facility Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description above is a summary of the Facility Agreement, does not purport to be complete, and is qualified in its entirety by the complete text of the Facility Agreement.

Certain of the agents and lenders and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates for which they have received customary fees and compensation for these transactions and may in the future receive customary fees and compensation.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Facility Agreement, dated as of February 18, 2022, among Ulanqab Lamb Weston Food Co., Ltd., the financial institutions party thereto and HSBC Bank (China) Company Limited, Shanghai Branch, as the facility agent.
104	Cover Page Interactive Data File (cover page XBRL tags embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMB WESTON HOLDINGS, INC.

By:	/s/ Eryk J. Spytek
Name: Eryk J. Spytek
Title: Senior Vice President, General Counsel and Chief Compliance Officer

Date: February 22, 2022